Exhibit (d)(2)

Gurnet Point L.P.

55 Cambridge Parkway, Suite 401

Cambridge, MA 02142

October 11, 2018

Gurnet Holding Company

55 Cambridge Parkway, Suite 401
Cambridge, MA 02142

Re: Funding Commitment

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Gurnet Holding Company, a Delaware corporation (“Parent”), Gurnet Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and Corium International, Inc., a Delaware corporation (the “Company”), pursuant to which, among other things, Parent will acquire the Company by merging Merger Sub with and into the Company, on the terms and subject to the conditions set forth in the Merger Agreement.  Capitalized terms herein used but not defined shall have the meanings ascribed to them in the Merger Agreement.  This letter agreement is being delivered by the undersigned (the “Investor”) to the Company in connection with the execution of the Merger Agreement by Parent, Merger Sub and the Company.

1.                                      Commitment.  If (i) all of the conditions set forth in Section 7.01 and Annex A of the Merger Agreement have been satisfied or waived in writing by Parent (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but each of which is satisfied substantially concurrent with the Closing), or (ii) the Company shall have obtained a final, non-appealable judgement against Parent for monetary damages for Willful Breach of the Merger Agreement, the Investor shall, at or prior to the Effective Time (or within 20 days after such judgement), subject to the terms and conditions herein, purchase or cause the purchase of equity interests of Parent and pay, or cause to be paid, to Parent in immediately available funds an aggregate cash purchase price therefor sufficient to enable Parent to pay (and which will be used by Parent solely for the purpose of paying), in the case of clause (i), (a) the Offer Price for all Shares validly tendered and not withdrawn pursuant to the Offer,  (b) the Merger Consideration for all Company Common Stock outstanding immediately prior to the Effective Time, (c) all amounts payable pursuant to Section 2.08(a) of the Merger Agreement with respect to all Vested Company Stock Options and all Vested Company RSUs, and (d) all related fees and expenses of Parent (collectively, the “Transaction Consideration”) and, in the case of clause (ii), any such monetary damages; provided, that the Investor shall not, under any circumstances, be obligated to purchase equity, directly or indirectly, from Parent or otherwise provide any funds, directly or indirectly, to Parent in an amount exceeding the Aggregate Commitment. The term “Aggregate Commitment” means $500 million, or such lesser amount, which when aggregated with the Company’s cash on hand as of the Closing, suffices to fully fund the Transaction Consideration or the amount of such damages.

All payments made by the Investor pursuant to this letter agreement shall be free and clear of any deduction, offset, defense, claim or counterclaim of any kind. The Investor agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Company in connection with the enforcement of its rights hereunder in the event that (i) the Investor asserts in any arbitration, litigation or other proceeding that this letter agreement is illegal, invalid or unenforceable in accordance with its terms and the Company prevails in such arbitration, litigation or other proceeding or (ii) the Investor fails or refuses to make any payment to the Company hereunder when due and payable and it is determined judicially that the Investor is required to make such payment hereunder.

No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Company or allowed it by Law shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time. The Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company’s rights against, Parent or Merger Sub prior to proceeding against the Investor hereunder, and the failure by the Company to pursue rights or remedies against Parent or Merger Sub shall not relieve the Investor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Law, of the Company.

2.                                      Termination.  The obligation of the Investor to fund the Aggregate Commitment shall terminate automatically and immediately upon the earliest to occur of (i) the consummation of the Closing and payment of the amounts set forth in Section 1 to Parent, (ii) the valid termination of the Merger Agreement in accordance with its terms (other than by the Company pursuant to Section 8.01(d)(ii) of the Merger Agreement), (iii) three months after the valid termination of the Merger Agreement in accordance with its terms by the Company pursuant to Section 8.01(d)(ii)) of the Merger Agreement, and (iv) the three month anniversary of the End Date if the Closing has not occurred and no claim is brought hereunder or pursuant to Section 9.08 of the Merger Agreement prior to such three month anniversary.  Notwithstanding the foregoing, if a claim is brought hereunder or, in the case of clause (iii) of the preceding sentence, against Parent for Willful Breach of the Merger Agreement, or, in the case of clause (iv) of the preceding sentence, pursuant to Section 9.08 of the Merger Agreement, within such three month periods, , then the obligation of the Investor to fund the Aggregate Commitment shall not terminate until there is either (x) a final, non-appealable resolution of such claim (and, in the event of a final, non-appealable judgement against Parent for monetary damages for Willful Breach of the Merger Agreement, payment of the amounts set forth in Section 1) or (y) a written agreement signed by each of the parties hereto terminating this letter agreement.  This Section 2 and Sections 3 through 9 of this letter agreement shall survive any such termination.

3.                                      No Recourse.  Notwithstanding anything that may be expressed or implied in this letter agreement, no person other than the undersigned shall have any liability for any obligations or liabilities hereunder and (a) no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future direct or indirect director, officer, employee, agent, partner, manager, member, securityholder, Affiliate, stockholder, controlling Person, attorney, or representative of the undersigned, other than the undersigned themselves and other than Parent, Merger Sub or their assignees under the Merger Agreement, (any such person or entity, other than the undersigned, Parent, Merger Sub or their assignees under the Merger Agreement, a “Related Party”) or any Related Party of any of such undersigned’s Related Parties other than the undersigned themselves and other than Parent, Merger Sub or their assignees under the Merger Agreement  (including, without limitation, in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement and the transactions contemplated thereby or with respect to any Proceeding, including, without limitation, in the event either Parent or Merger Sub breaches its obligations under the Merger Agreement and including whether or not Parent’s or Merger Sub’s breach is caused by the breach by the Investor of its obligations under this letter agreement) whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, and (b) no personal liability whatsoever shall attach to, be imposed on or otherwise incurred by any Related Party of the undersigned or any Related Party of the undersigned’s Related Parties under this letter agreement or any documents or instruments delivered in connection herewith or with the Merger Agreement or for any claim based on, in respect of, or by reason of such obligations hereunder or by their creation.  Nothing in this letter agreement, express or implied, is intended to or shall confer upon any person, other than the Company (solely to the extent provided for in the proviso in the first sentence of Section 6 of this letter agreement) and the undersigned, any right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement, provided that the Related Parties may enforce this Section 3.

4.                                      Amendment.  This letter agreement may not be amended or modified except by the express written consent of Parent, the Investor and the Company.

5.                                      Assignment.  The undersigned may not assign all or a portion of its obligation to fund the Aggregate Commitment without the prior written consent of the Company.  Notwithstanding the foregoing, the undersigned may assign all or a portion of its obligation to fund the Aggregate Commitment to entities affiliated with the undersigned; provided, that any such assignment shall not relieve the undersigned of its obligations under this letter agreement.

6.                                      Third Party Beneficiaries.  This letter agreement may be relied upon only by Parent; provided, that the Company may rely upon this letter agreement as an express third party beneficiary to cause the Investor to perform its obligations pursuant to Section 1 of this letter agreement as though the Company were a party hereto.  For the avoidance of doubt and notwithstanding anything to the contrary contained herein or in the Merger Agreement, and notwithstanding that this letter agreement is referred to in the Merger Agreement, no party (including the Company’s Affiliates or any of Parent’s creditors) other than Parent and the Company in the circumstances described above, shall have any rights against the undersigned pursuant to this letter agreement.

7.                                      Relationship of the Parties.  Each party acknowledges and agrees that (a) this letter agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between the parties hereto and neither this letter agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Investor under this letter agreement are solely contractual in nature.

8.                                      Counterparts.  This letter agreement may be executed in any number of counterparts and by facsimile or other electronic transmission, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.                                      Entire Agreement.  Together, with the Confidentiality Agreement and the Merger Agreement, this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Investor or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other, with respect to the transactions contemplated hereby or thereby.

10.                               Representations and Warranties.  The Investor hereby represents and warrants to Parent that (a) the Investor has all power and authority to execute, deliver and perform this letter agreement, (b) the execution, delivery and performance of this letter agreement by the Investor has been duly and validly authorized and approved by all necessary action by it, (c) this letter agreement has been duly and validly executed and delivered by the Investor and (assuming due execution and delivery of this letter agreement by all parties hereto and thereto, as applicable) constitutes a valid and legally binding obligation of the Investor, enforceable against it in accordance with the terms of this letter agreement (subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at Law)), (d) no action, consent, permit, authorization by, and no notice to or filing with, any governmental entity is required in connection with the execution, delivery or performance of this letter agreement by the Investor, (e) the execution, delivery and performance of this letter agreement by the Investor does not (x) violate the organizational documents of the Investor, (y) violate any applicable Law binding on the Investor or the assets of the Investor or (z) constitute a material breach of any material agreement binding on the Investor, (f) the Aggregate Commitment is less than the maximum amount that the Investor is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise, (g) in connection with the transactions contemplated by the Merger Agreement, the Investor has available unfunded capital commitments, cash or access to available funds in excess of the sum of the Aggregate Commitment and all of its other unfunded contractually binding equity commitments that are currently outstanding, and (h) the Investor will call capital commitments or have cash on hand in an amount not less than the Aggregate Commitment sufficiently in advance of the consummation of the Merger as to not delay the closing of the Merger.  All funds necessary for Investor to fulfill its obligations under this letter agreement shall be and remain available to Investor for so long as this letter agreement shall remain in effect.

11.                               Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

(a)                                 This letter agreement and any Proceedings arising out of or related hereto, or the negotiation, execution or performance hereof (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law statute or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law that would permit or require the application of the laws of any jurisdiction other than the State of Delaware.

(b)                                 The parties hereto hereby irrevocably agree (i) that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this letter agreement or the Transactions shall be brought in the Chancery Court of the State of Delaware and any state appellate court therefrom, or, if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom and (ii) not to commence any such Proceeding in any court except such courts.  Each party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Proceeding arising out of or relating to this letter agreement or the Transactions, or relating to enforcement of any of the terms of this letter agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this letter agreement or the Transactions may not be enforced in or by such courts.

(c)                                  The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur and that the parties and the Company (as a third party beneficiary pursuant to Section 6) would not have any adequate remedy at law in the event that any of the provisions of this letter agreement were not performed in accordance with their specific terms or were otherwise breached. Subject to the following sentence, it is accordingly agreed that (i) the parties and the Company (as a third party beneficiary pursuant to Section 6) shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches or threatened breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement in the courts described in Section 11, without proof of damages or otherwise, and (ii) the right of specific performance is an integral part of this letter agreement. Each of the parties agrees that it waives the defense of adequacy of a remedy at law and will not oppose the granting of an injunction or injunctions, specific performance or other equitable relief on the basis that (x) the other parties or the Company (as a third party beneficiary pursuant to Section 6) have an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement in accordance with this Section 11(c) shall not be required to provide any bond or other security in connection with any such order or injunction.

(d)                                 EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING DIRECTLY OR INDIRECTLY OUT OF OR RELATED TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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Very truly yours,

Waypoint International GP LLC
in its capacity as General Partner of Gurnet Point L.P.

By:	/s/ James B. Singleton
Name:	James B. Singleton
Title:	Manager

[SIGNATURE PAGE TO COMMITMENT LETTER]

Accepted and Agreed:

Gurnet Holding Company

By:	/s/ James B. Singleton
Name:	James B. Singleton
Title:	Secretary

[SIGNATURE PAGE TO COMMITMENT LETTER]